Exhibit 28 (j) under Form N-1A

Exhibit 99 under item 601/REG. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 41 to the Registration Statement (Form N-1A, No. 33-60411) of Federated Total Return Government Bond Fund, and to the incorporation by reference of our report, dated
April 22, 2020, on Federated Total Return Government Bond Fund included in the Annual Shareholder Report for the fiscal year ended February 29, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 22, 2020